UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

Centrus Energy Corp.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Daniel B. Poneman

President & Chief Executive Officer

April 28, 2023

Dear Fellow Stockholders,

This past year was another year of progress and performance for Centrus Energy. During 2022, we signed a record volume of new sales contracts in our Low Enriched Uranium (“LEU”) segment, maintaining a strong, long-term order book of approximately $1 billion, generating $52.2 million of total net income, and ending the year with $179.9 million in cash. Building on our success and leadership in the uranium enrichment market, Centrus won a competitively-awarded contract from the U.S. Department of Energy to develop and operate the first and only domestic enrichment plant to produce High-Assay, Low-Enriched Uranium (“HALEU”), the nuclear fuel that will power the next generation of advanced nuclear reactors.

These developments are not only creating value for our investors in the near term. They are also building the foundation for Centrus to continue delivering on our commitments to shareholders and customers in the long term, enabling us to meet industry’s future needs, and to support governments worldwide as they advance their clean energy goals while strengthening the diversity and security of their nuclear fuel supply chains.

This past year was an inflection point not only for Centrus, but for the nuclear industry as a whole. While a consensus has been building for some time that nuclear has an increasingly important role to play in meeting the world’s energy needs, last year we saw governments and the private sector take new and important steps toward realizing that goal. The European Union updated its green investment taxonomy in July 2022 to allow nuclear to be reclassified as a climate-friendly investment. In the United States, the 2022 Inflation Reduction Act included $700 million in appropriations to build a domestic supply chain for HALEU and the omnibus appropriations legislation signed late last year included an additional $100 million for HALEU. Each passing year brings more evidence that nuclear will play an increasing role in providing clean reliable energy to generate electricity and process heat to accelerate the global transition to zero-carbon energy. The International Energy Agency projects steady growth for nuclear power in the coming years even without policy changes, while its Net Zero Emissions scenario calls for doubling nuclear generation by 2040 to meet the world’s climate change objectives.

All recognize that a key obstacle to achieving these goals is the availability of nuclear fuel. That is why Centrus has such a crucial role to play.

By winning the HALEU operations contract and beginning to reestablish our enrichment capabilities, we have positioned Centrus at the forefront of U.S.-based nuclear fuel development and production. Nine out of the ten designs the U.S. Department of Energy selected for its multibillion-dollar Advanced Reactor Demonstration Program require HALEU. So does the only non-Light-water Reactor to have begun NRC licensing review. As of now the only commercial source of HALEU in the world is Russia. Centrus is bringing an American supplier to the table.

By the end of this year, Centrus will begin first-of-a-kind production of HALEU in Piketon, Ohio. It will be the first new U.S.-owned enrichment plant to begin production in almost 70 years, representing a key milestone on the road to re-shoring uranium enrichment so that we can support America’s energy security and national security requirements.

Technical Solutions Segment: Kick-Starting Domestic Production

With a proven, proprietary technology and the only Nuclear Regulatory Commission (“NRC”) license that allows for HALEU production, Centrus is pioneering the HALEU market. In February 2023, Centrus completed the construction of our centrifuge cascade in a state-of-the-art facility in Piketon, Ohio. We are now finishing some of the remaining support systems. By the end of the year, we expect to complete the first phase of the HALEU contract, ending our cost-share obligation. In the second phase of the contract, we will operate the cascade and deliver a full year of production to the Department, earning cost-plus-incentive-fee compensation. The Department has the option to extend the production contract for up to nine additional years, subject to the availability of Congressional appropriations. As demand for HALEU grows and additional funding becomes available, we will work to expand the Piketon facility, which has room for thousands of additional centrifuges.

LEU Segment: Delivering Record Results

Centrus continues to deliver strong results in our core LEU business. In 2022, we originated a record $270 million in new sales contracts and commitments, which helped maintain and expand our long-term order book – which is valued at approximately $1 billion through the end of the decade.

Published prices in the enrichment market declined dramatically from 2011 through late 2018. We had a price reset provision in our largest supply contract that took effect at the beginning of 2019, and signed another major supply agreement with France in 2018, enabling us to lock in long-term supplies when market prices were near historic lows. Since then, prices have surged, enabling us to make new sales at healthy margins. We expect our LEU business will continue to be a source of strength and profitability for us in the years ahead.

Moving Forward

Our goal is not only to produce HALEU for the next generation of advanced reactors, but also to meet the full range of America’s commercial and national security requirements for enriched uranium, including support for nonproliferation programs as well as naval reactors. With the only facility licensed by the NRC for HALEU production, the only deployment-ready U.S. enrichment technology capable of meeting national security requirements, and a strong and profitable core business, Centrus is well-positioned to lead the restoration of America’s uranium enrichment capability.

Our strong results in recent years reflect the hard work and creativity of a talented and passionate workforce who are dedicated to our mission. Our diverse team includes veterans and some employees whose parents and grandparents worked in the nation’s uranium enrichment enterprise for decades.

We are proud that our team met all project milestones on time despite the challenges the COVID pandemic imposed on their families and our supply chain. It is only through their creativity in the face of adversity that we have been able to achieve our goals over the past year.

Centrus plays an integral part in driving the new revolution in domestic energy production, supporting a nuclear industry that is safe, clean, and efficient. Our efforts to establish a U.S. supply base for HALEU is creating a foundation for further investment in nuclear power. Given the increasingly urgent need for clean, low-cost energy from secure, domestic sources, the nuclear industry holds great promise to demonstrate strong growth in the coming years. The steps we are taking today will enable us to meet that growing demand and return value to our shareholders.

As always, thank you for your ongoing support, and we look forward to sharing more updates on our progress.

Sincerely yours,

Daniel B. Poneman

President and Chief Executive Officer

Other Important Disclosure Information

STOCKHOLDERS ARE URGED TO READ THE 2023 PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT CENTRUS HAS FILED OR WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”).

FORWARD-LOOKING STATEMENTS:

Certain statements contained in this communication are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.

Important factors that could cause actual results to differ materially from the expectations set forth in this communication include, among other things, the factors identified in our public filings. Such forward-looking statements should therefore be construed in light of such factors, and we are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. See our Annual Report on Form 10-K filed with the SEC on February 22, 2023 for additional information.

6